CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Global Allocation Fund (formerly, Franklin Founding Funds Allocation Fund) of our report dated February 20, 2020, relating to the financial statements and financial highlights, which appears in Franklin Global Allocation Fund’s (formerly, Franklin Founding Funds Allocation Fund) Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

January 27, 2021